Exhibit 16.1

September 10, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 10, 2026 of East West Ave Acquisition Corp.(the “Company”) to be filed with the U.S. Securities and Exchange Commission and agree with the statements relating only to Fortune CPA, Inc contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

/s/ Fortune CPA, Inc
Fortune CPA, Inc